Exhibit 99.2

DIGITAL REALTY TRUST, L.P. PRICES PRIVATE OFFERING OF 5.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

SAN FRANCISCO, April 14 /PRNewswire-FirstCall/ — Digital Realty Trust, Inc. (the “Company”) (NYSE: DLR), announced today that its operating partnership subsidiary, Digital Realty Trust, L.P. (the “Operating Partnership”), priced a private placement of $260 million aggregate principal amount of 5.50% Exchangeable Senior Debentures due 2029 (the “Debentures”). The Operating Partnership has granted to the initial purchasers of the Debentures a 30-day option to purchase up to an additional $40 million aggregate principal amount of Debentures to cover over-allotments, if any. The Debentures will be senior unsecured obligations of the Operating Partnership, will be fully and unconditionally guaranteed by the Company and will be exchangeable for shares of the Company’s common stock.

The Company intends to utilize the net proceeds from the offering to temporarily repay all or a portion of its borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes. The Company intends to reborrow amounts under its revolving credit facility from time to time to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

The Debentures will be exchangeable at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for shares of common stock of the Company at an initial exchange rate of 23.2558 shares per $1,000 principal amount of Debentures. The initial exchange price of $43.00 represents a 20% premium over the last reported sale price per share of the Company’s common stock on the New York Stock Exchange on April 14, 2009, which was $35.83 per share. The initial exchange rate is subject to adjustment in certain circumstances.

Prior to April 18, 2014, the Debentures will not be redeemable at the option of the Operating Partnership, except to preserve the Company’s status as a real estate investment trust. On or after April 18, 2014, the Operating Partnership may redeem all or a portion of the Debentures at a redemption price equal to the principal amount plus accrued and unpaid interest, if any.

The holders of the Debentures may require the Operating Partnership to repurchase all or a portion of the Debentures at a purchase price equal to the principal amount plus accrued and unpaid interest, if any, on the Debentures on each of April 15, 2014, April 15, 2019 and April 15, 2024, and upon certain specified events.

The Debentures will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures and shares of common stock issuable upon exchange of the Debentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company will file a registration statement regarding resales of the shares of common stock of the Company issuable upon exchange of the Debentures with the Securities and Exchange Commission within 270 days of the closing of this private placement. This release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties are described in the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

http://www.digitalrealtytrust.com

For Additional Information: A. William Stein

Chief Financial Officer and Chief Investment Officer

Digital Realty Trust, Inc.

415-738-6500

Pamela Matthews

Investor/Analyst Information

Digital Realty Trust, Inc.

+1-415-738-6532

SOURCE Digital Realty Trust, Inc.